EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-134911, 333-149170, and 333-150368) and Form S-8 (No. 333-106311, 333-150356, 333-151916) of our report dated February 27, 2009, except for Note B which is dated March 16, 2010, with respect to the consolidated balance sheet of GMX Resources Inc. and Subsidiaries as of December 31, 2008 and the related consolidated statement of operations, changes in equity, comprehensive income (loss) and cash flows for each of the two years in the period ended December 31, 2008, which report appears in the December 31, 2009, Annual Report (Form 10-K) of GMX Resources Inc. and Subsidiaries.

/s/ Smith, Carney & Co., p.c.

Oklahoma City, OK

March 16, 2010